Exhibit 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE
Omaha, Nebraska

July 18, 2022

CONTACT:

Ken Rogozinski

Chief Executive Officer

402-952-1235

America First Multifamily Investors, L.P. Schedules Second Quarter

2022 Earnings Conference Call for Thursday, August 4, 2022 at

4:30 p.m. Eastern Time

Omaha, Nebraska – July 18, 2022 - America First Multifamily Investors, L.P. (NASDAQ: ATAX) (the “Partnership”) announced today that it will host a conference call for investors on Thursday, August 4, 2022 at 4:30 p.m. Eastern Time to discuss the Partnership’s Second Quarter 2022 results.

For those interested in participating in the question-and-answer session, please note that there is a new process to access the call via telephone. Individuals interested in joining by telephone should register for the call at the following link to receive the dial-in number and unique PIN to access the call: https://register.vevent.com/register/BIfab33c6bdeae4a838d43c2a808f8abe8

The call is also being webcast live in listen-only mode. The webcast can be accessed via the Partnership's website under “Events & Presentations” or via the following link: https://edge.media-server.com/mmc/p/j388a38k

It is recommended that you join 15 minutes before the conference call begins (although you may register, dial-in or access the webcast at any time during the call).

A recorded replay of the webcast will be made available on the Partnership’s Investor Relations website at www.ataxfund.com.

About America First Multifamily Investors, L.P.

America First Multifamily Investors, L.P. was formed on April 2, 1998 under the Delaware Revised Uniform Limited Partnership Act for the primary purpose of acquiring, holding, selling and otherwise dealing with a portfolio of mortgage revenue bonds which have been issued to provide construction and/or permanent financing for affordable multifamily, student housing and commercial properties. The Partnership is pursuing a business strategy of acquiring additional mortgage revenue bonds and other investments on a leveraged basis. The Partnership expects and believes the interest earned on these mortgage revenue bonds is excludable from gross income for federal income tax purposes. The Partnership seeks to achieve its investment growth strategy by investing in additional mortgage revenue bonds and other investments as permitted by the Partnership’s Amended and Restated Limited Partnership Agreement, dated September 15, 2015, taking advantage of attractive financing structures available in the securities market, and entering into interest rate risk management instruments. America First Multifamily Investors, L.P. press releases are available at www.ataxfund.com.

Safe Harbor Statement

Information contained in this press release contains “forward-looking statements,” which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, risks involving current maturities of our financing arrangements and our ability to renew or refinance such maturities, fluctuations in short-term interest rates, collateral valuations, mortgage revenue bond investment valuations and overall economic and credit market conditions. For a further list and description of such risks, see the reports and other filings made by the Partnership with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2021. The Partnership disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.